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                                                                EXHIBIT NO. 99.1


         On September 10, 2001 Conoco filed an 8-K/A with the SEC, providing Gulf Canada pro forma condensed income statements in U.S. GAAP and U.S. dollars for the year 2000 and the six months ending 6/30/01, as well as a pro forma condensed balance sheet at 6/30/01. In addition, it includes pro forma condensed Conoco (including Gulf Canada) statements for those periods. You can access this filing at http://www.sec.gov.

We'd like to draw your attention to two facts to prevent any confusion. The 2000 pro forma condensed statement of income includes no synergies for combining Crestar into Gulf Canada or Gulf Canada into Conoco. The six month 2001 pro forma condensed income statement does include actual synergies achieved in the inclusion of Crestar into Gulf Canada's operations but not the operational, tax or financing synergies you should expect to see going forward from the inclusion of Gulf Canada into Conoco.

Now that we have completed the deal and our treatment of the purchase price is complete, we are offering below some perspective on how to assess the earnings impact of the deal on Conoco.

o Increase earnings for synergies of approximately $100 million (equivalent to $150 million pre-tax) per full year, assume tax rate of 43% on pretax synergies.

o Incremental DD&A resulting from the acquisition will consist of the $4.2 billion allocated to Gulf Canada estimated proved reserves of approximately 700 million BOE of oil and gas and approximately 300 million barrels of syncrude, assume 43% tax rate.

o $1.5 billion was allocated to undeveloped acreage and $2.6 billion to goodwill, not amortized.

o Incremental interest expense should be based on an initial $4.5 billion of new debt at LIBOR +.9% interest rate and 58% tax rate, $1.3 billion of existing Gulf Debt at 9% interest rate and 43% tax rate. Debt reduction of $2.5 billion should be projected by end of 2002.

o A hedging program put in place that protects price downside on volumes equal to about 110% of the oil and gas production added by the Gulf Canada acquisition.

Tom Henkel        Jean Hunter       Steve Lawless

This IRGram contains forward-looking statements regarding the effect of the Gulf Canada acquisition on Conoco's future earnings. These statements are based on Conoco's and Conoco Canada's estimates of exploration, production, refining, and other operating and financial plans and earnings results. These statements are not guarantees of future performance, involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Actual outcomes and results may differ materially from what is expressed herein. Among the factors that could cause such differences are changes in crude oil and natural gas prices; changes in refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserve or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; changes in tax rates; unsuccessful exploratory drilling activities; unexpected delays or difficulties in constructing or repairing company manufacturing and refining facilities; general domestic and international economic and political conditions; the ability to meet government regulations; potential disruption or interruption of the Company's facilities due to accidents or political events and other matters detailed in Conoco's and Conoco Canada's publicly available filings with the Securities and Exchange Commission.